Exhibit 99.(l)(1)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

August 10, 2010

Morgan Stanley China A Share Fund, Inc.

522 Fifth Avenue

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel for Morgan Stanley China A Share Fund, Inc., a Maryland corporation (the “Fund”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, of a Registration Statement on Form N-2 (File Nos. 333- 167947 and 811-21926) (the “Registration Statement”) relating to the issuance by the Fund of transferable rights (the “Rights”) to subscribe for up to 5,440,904 shares of common stock of the Fund, par value $0.01 (the “Shares”).

In so acting, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.  Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that:

1. The Fund is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

2. The Shares have been duly authorized for issuance by the Fund and, when the Shares are issued and delivered by the Fund as contemplated by the Registration Statement, in exchange for payment of the consideration therefor as described in the Registration Statement, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

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Our opinion is limited to the laws of the State of New York and the Federal laws of the United States.  As to certain matters governed by the laws of the State of Maryland, we have relied on the opinion of Ballard Spahr LLP, dated August 10, 2010.

Very truly yours,

/s/ Dechert LLP